                                                                  EXHIBIT (J)(1)


                         CONSENT OF INDEPENDENT AUDITORS


          We consent to the incorporation by reference in this Post-Effective Amendment No. 66 to Registration Statement No. 33-12 of North Track Funds, Inc., on Form N-1A of our report dated February 14, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of the Cash Reserve Fund, which is also incorporated by reference in the Statement of Additional Information, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Counsel and Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Chicago, Illinois
February 28, 2003